Exhibit 10.2

SALIENT FEATURES OF
THE LACLEDE GROUP, INC.
DEFERRED INCOME PLAN FOR
DIRECTORS AND SELECTED EXECUTIVES
(January 1, 2005)

Purpose of Plan

To further the long-term growth and earnings of the Laclede Gas Company (“Gas”), Gas adopted the Deferred Income Plan and Deferred Income Plan II, which benefits earned and vested thereunder as of December 31, 2004 are not subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Grandfathered Plans”).  As a result of the enactment of Code Section 409A, The Laclede Group, Inc. (the “Company”) adopted, as of January 1, 2005, The Laclede Group, Inc. Deferred Income Plan (the “Group Plan”), which governs amounts earned and vested on January 1, 2005 and thereafter.  Effective as of January 1, 2005, no additional amounts shall be deferrable to the Grandfathered Plans.  Unless otherwise stated, all references herein to the “Plan” shall mean this “Group Plan.”

The Plan is designed to enhance the value of current compensation paid to such individuals by permitting a portion of such compensation to be deferred with such deferrals forming the basis for attractive benefits upon retirement or death or disability before retirement.

Plan Year

A Plan Year shall be a calendar year and all Participants (regardless of whether they are Officers, other key executives, or non-employee Directors) shall be eligible to make deferrals.

Applicability

The Plan will be made available to the Company’s Directors and Officers as well as selected key executives of the Company and Gas (and such other Affiliates that adopt the Plan) at a salary level of 9, 10 or 11 (hereinafter known as grade level 15 or higher) for the respective periods described herein (“Participants”).  It is intended that the Plan constitute an unfunded deferred compensation arrangement for the benefit of a select group of management or highly compensated employees (and other service providers) of the Company and its designated subsidiaries and affiliates for purposes of the federal income tax laws and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all documents, agreements or instruments made or given pursuant to the Plan shall be interpreted so as to effect such intent.

For purposes of the Plan, “Affiliate” shall mean (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Company’s Compensation Committee, any person or entity in which the Company has a significant interest.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise; provided, however, with respect to any deferrals subject to Section 409A of the Code, the term “Affiliate” shall mean any member of the Company’s control group within the meaning of U.S. Treasury Regulation Section 1.409A-1(h)(3), as such may be modified or amended from time to time, by applying the “at least 50 percent” provisions thereof.

Amounts of Deferral

The Company’s Board of Directors shall determine on an annual basis the Plan Years during which deferrals shall be allowed under the Plan.  Non-employee Directors will be permitted to defer up to 100% of fees and retainers in each year in which deferrals for them are allowed.  The deferral by other Participants shall not exceed 15% of the Participant’s annual salary level (excluding incentive compensation) as of the November 1 of the immediately preceding Plan Year.  The minimum amount of deferral in any Plan Year will be $3,000 for each Participant.  Participants shall designate the amount of scheduled deferrals for the upcoming Plan Year in which deferrals are allowed and such designated deferral amounts shall not be changed without the approval of the Company’s Compensation Committee; provided, however, that (i) such change shall apply only to the extent that it complies with Code Section 409A and Final Treasury Regulation 1.409A-3(j)(4)(viii) with respect to deferrals following an unforeseeable emergency or hardship distribution pursuant to Treasury Regulation 1.401(k)-1(d)(3) under the 401(k) plan in which such Participant is participating or Final Treasury Regulation 1.409A-3(j)(4)(xii) with respect to such Participant’s Disability, (ii) such change is approved by the Compensation Committee, and (iii) such change shall apply only to deferrals of compensation earned after the date of the change, and amounts already deferred under the Plan shall not be refunded or returned until payable as otherwise provided in this Plan.  An election to defer must be made prior to the December 1 immediately preceding each Plan Year; provided, that a person who becomes a new Participant in this Plan may, within 30 days following his or her selection as a Participant, elect to defer compensation to be earned after the date of such election (provided further that such Participant was not eligible to participate in any plan that is required to be aggregated for this purpose with this Plan for purposes of Code Section 409A and published guidance thereunder, including the Grandfathered Plans).  The annual salary deferral shall be in uniform monthly amounts.

Income Benefits

Generally
The amount and timing of the income benefit hereunder depends on the amount of the compensation deferred, the ages at which deferrals are made, the Participant’s age at time of separation from service, and the reason for the Participant’s separation from service.

Benefit On or After Applicable Retirement Age

If a Participant terminates employment with the Company and its Affiliates on or after the Participant’s Applicable Retirement Age (as defined below) and the Change in Control section below is not applicable, the Participant shall be entitled to a benefit payable in 15 substantially equal annual installments (each not being treated separately for any purpose under Code Section 409A).  “Applicable Retirement Age” shall mean the attainment, for employees, of age 55; and for directors, of age 65.  The amount of the Participant’s benefit shall be determined as the greater of the benefit calculated under subsections (a) and (b) of the Earnings on Deferrals section of this Plan.  Notwithstanding that a Participant’s benefit has commenced in the form of installments under this section, in the event that the Participant dies after the commencement of such benefits but before all 15 installments have been paid, the remaining balance shall be paid in the form of a lump sum as soon as practicable upon the Participant’s death to such Participant’s beneficiary as indicated in the Participant’s most recent designation of beneficiary form on file with the Company and its Affiliate, or, if none is on file, to the Participant’s estate.

Benefit Following Change in Control

If the Participant’s employment with the Company and its Affiliates terminates at any age within two years following a “Change in Control” (as defined below), the Participant shall be entitled to a lump sum benefit equal to the greater of (a) the present value of the deferred account balance projected under the minimum retirement income formula in subsection (b) of the Earnings on Deferrals section of this Plan through age 65 (age 71 for Directors) (calculated using a discount factor equivalent to the minimum assured Moody’s rate incorporated into the Plan as then in effect) or (b) the actual deferred account balance accumulated through the date of such termination.

For purposes of this Plan, “Change in Control” shall mean a change in ownership of the Company, a change in effective control of the Company, or a change in ownership of a substantial portion of the Company’s assets as determined in accordance with the following:

(I)  a change in ownership of the Company shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of the Company stock that, together with any Company stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the outstanding Company stock.  Notwithstanding the foregoing, if any person or group is considered to own more than 50% of the total fair market value or the total voting power of all outstanding Company stock, the acquisition of additional Company stock by the same person or persons is not considered to cause a change in the ownership of the Company;

(II) Notwithstanding that the Company has not undergone a change in ownership as described in (I) above, a change in effective control of the Company shall occur only on either of the following dates:

(A) the date that any one person, or more than one person acting as a group, acquires (or has acquired within the preceding 12-month period ending on the date of the most recent acquisition) ownership of Company stock possessing 30% or more of the total voting power of all Company stock.  Notwithstanding the foregoing, if any person or group is considered to own more than 30% of the total voting power of all outstanding Company stock, the acquisition of additional Company stock by the same person or group is not considered to cause a change in the effective control of the Company;

(B) the date a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

(III)  a sale of all or substantially all of the Company’s assets by any one person, or more than one person acting as a group in a single acquisition or a series of acquisitions within the preceding 12-month period ending on the date of the most recent acquisition; provided, however, that transfers of assets to a “related person” as determined under Final Treasury Regulation 1.409A-3(i)(5)(vii) shall not be considered for purposes of this subclause (III).

In no event shall an event qualify as a Change in Control hereunder if it fails to constitute a change in ownership of the Company, a change in effective control of the Company or a change in ownership of a substantial portion of the Company assets as determined under Code Section 409A and Final Treasury Regulations and applicable published guidance thereunder.

Benefit Upon Participant’s Death

If the Participant dies prior to the Participant’s Applicable Retirement Age, the Participant’s designated beneficiary as indicated in the Participant’s most recent designation of beneficiary form on file with the Company and its Affiliates, or, if none is on file, the Participant’s estate shall be entitled to a lump sum benefit equal to the benefit calculated under subsection (b) of the Earnings on Deferrals section of this Plan that would have been payable had Participant retired at age 65 (or age 71 for directors); provided, however, that in the event of the Participant’s death after the Participant’s Applicable Retirement Age but prior to retirement, such benefit shall equal the accumulated balance on the date of death, if greater.  Such calculations shall include actual deferrals to the date of death plus deferrals authorized for the remainder of the Plan year during which the Participant’s death occurs.

Benefit in All Other Circumstances

Upon any other termination of employment prior to the Applicable Retirement Age, including termination due to disability, the Participant shall receive a lump sum benefit.  The lump sum shall be equal to the aggregate amount of the Participant’s deferrals plus interest accrued at the Moody’s rate applicable to each Plan Year; provided, however, that in the case of:

•
Termination of a Participant due to disability prior to the Participant’s Applicable Retirement Age, the Participant’s lump shall be equal to the benefit calculated under subsection (b) of the Earnings on Deferrals section of this Plan that would have been payable had the Participant retired at age 65, in the case of employees, or age 71, in the case of directors; provided, however, that in the event of the Participant’s termination due to disability after the Participant’s Applicable Retirement Age but prior to retirement, such benefit shall equal the accumulated balance on the date of termination of employment due to disability, if greater.  Such calculations shall include actual deferrals to the date of termination due to disability plus deferrals authorized for the remainder of the Plan year during which the Participant’s termination of employment due to disability occurs.

280G Limits

To the extent a payment or distribution made under this Plan (together with the Grandfathered Plan or any other plan, policy, or arrangement) is determined to be a parachute payment under Code Section 280G notwithstanding the above, to the extent, if any, that any such payment or distribution of any portion of the benefit described above would trigger any adverse tax consequences under Code Sections 280G or 4999, such as loss of deductions to the Company or its affiliate, or the payment of an additional excise tax by the Participant, or both, then the benefit hereunder (and to the extent necessary, under any other plan, policy, or arrangement providing for “parachute payments” as defined under Code Section 280G) shall be reduced (on a pro rata basis for all such plans, policies, or arrangements) to $1 less than that extent, and to no greater extent.  Parachute payments and/or any cutback amount, and any other determination with respect to Code Section 280G shall be determined by the Company in good faith.

Timing of Payment of Benefits

Benefits under this Plan shall become payable within 31 days of the applicable termination of employment or service.

Notwithstanding anything in this Plan to the contrary, if it is determined that the Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then payments (or portion thereof) under this Plan shall commence no earlier than the first day of the seventh month following the month in which Participant’s termination of employment occurs (with the first such payment being a lump sum equal to the aggregate benefit the Participant would have received during such period if no such payment delay had been imposed, together with interest on such delayed amount during the period of such restriction at a rate, per annum, equal to the applicable Income Rate in subsection (a) of the Earnings of Deferrals section in effect in the Plan Year in which the termination of employment occurs). For purposes of this Plan, a Participant will not be deemed to have incurred a “termination of employment,” or to the extent applicable, retirement, if the Participant has not incurred a “separation from service” as defined in Final Treasury Regulation Section 1.409A-1(h), including the default presumptions thereof.

Earnings of Deferrals

(a)  The amount of each annual salary deferral shall be deemed to have been made at the beginning of the Plan Year, except in the case of person who becomes a new Participant in this Plan during the Plan Year in which case the total amount of deferrals for the Plan Year shall be deemed to have been made at the date of the Participant’s first deferral under the Plan.  Deferrals will earn income growth for each year based on the following age-related percentages applied to the aggregate amounts of deferrals and prior income growth existing at the beginning of each Plan Year.

Age at Beginning Of Plan Year	Income Rate

Under 55	Moody’s Plus 1%
55 - 60	Moody’s Plus 2%
61 and older	Moody’s Plus 3%

The level annual retirement income benefit will be determined based on the accumulated balance of deferrals and income growth at the Participant’s retirement date paid out by 15 annual payments with payment period interest computed at the Moody’s Rate applicable to the year of retirement.  Such annuity shall be calculated as an annuity with the initial payment assumed to occur one year after retirement, notwithstanding the above.

The Moody’s Rate for a Plan Year shall be the Composite Average Yield on Corporate Bonds as published by Moody’s Investor Service for the month of the October falling in the immediately prior Plan Year.

(b)  Minimum Retirement Income

The amount of annual retirement income benefit for each Participant shall not be less than that produced as if the following income growth and amortization period interest rate percentages had been applied to the deferrals:

Age at Beginning Of Plan Year	Income Rate

Under 55	6%
55 - 57	7%
58 - 60	8%
61 and older	9%

Minimum Payout Period Interest Rate	7%

Change in Time/Form of Payment

(a)  Gas and/or the Company (or any participating Affiliate) may permit a Participant to elect to change the time and/or form of payment, subject to the following conditions: (i) the election may not take effect until at least 12 months after the date on which the election is made; (ii) except with respect to payments made on account of a Participant’s death, payments of the benefit which a Participant is eligible to receive must not commence earlier than five (5) years from the date of the Participant’s originally scheduled payment date; and (iii) the election must be made at least 12 months prior to the originally scheduled payment date.  Notwithstanding the foregoing, such election shall only be permitted to the extent it complies with Code Section 409A, the Final Treasury Regulations and other published guidance thereunder.  During the five years during which the payment of the Participant’s benefit is delayed, the Participant’s benefit shall accrue interest amount at a rate, per annum, equal to the applicable Moody’s Rate in subsection (a) of the Earnings of Deferrals section in effect in the Plan Year in which the termination of employment occurs

(b)  Notwithstanding any other provision contained herein, to the extent permitted by Gas and/or the Company and Section 409A of the Code (including Q&A-19(c) of IRS Notice 2005-1, 2005-2 IRB 274 (12/20/2004), Final Treasury Regulations promulgated under Section 409A of the Code, IRS Notice 2006-79 and IRS Notice 2007-86), Gas and/or the Company (or any other participating employer) may permit Participants, on or prior to December 31, 2008, to choose a new payment date(s) for the payment of all or a portion of the benefits hereunder and/or make a new election with respect to the form of payment of such benefit(s) and such elections shall not be treated as a change in the form and timing of payment or an acceleration of payment in violation of Section 409A of the Code; provided, however, that (i) the Participant may not make an election hereunder during the 2008 calendar year that would cause payments to be made outside the 2008 calendar year that, but for the election, the Participant would otherwise receive during the 2008 calendar year and (ii) the Participant may not make an election hereunder during the 2008 calendar year that would cause payments to be made during the 2008 calendar year that, but for the election, the Participant would otherwise not receive during the 2008 calendar year.  Notwithstanding the foregoing, such election shall only be permitted to the extent it complies with Code Section 409A, the Final Treasury Regulations and other published guidance thereunder.

Miscellaneous

(a)  The Company’s Board of Directors may amend or terminate this Plan at any time, and from time to time.  Notwithstanding the above, the Plan may not be terminated and payments accelerated thereunder contrary to the provisions of Section 409A of the Internal Revenue Code including, without limitation, Final Treasury Regulation Section 1.409A-3(j)(4)(ix) with reference to Final Treasury Regulation Section 1.409A-1(g).

(b)  Participation in the Plan shall in no way be deemed to constitute a right to continue in the employment of the Company or any affiliate thereof.

(c)  The Plan Administrator shall be the Company’s Controller, or if none, the Controller of Laclede Gas Company.

(d)  Any claim for benefits under this Plan shall be submitted to the Plan administrator (the “Plan Administrator”).  If the Plan Administrator denies the claim for benefits, in whole or in part, the Plan Administrator shall notify the claimant of the adverse benefit determination no later than ninety (90) days after receipt of the claim by the Plan, unless the Plan Administrator determines that special circumstances require an extension of time, which may not exceed a further ninety (90) days, for processing the claim and so notifies the claimant in writing prior to the termination of the initial 90 day period.  In the event that a claim for benefits under this Plan has been denied by the Plan Administrator, the decision shall be subject to review by the Company upon written request of the claimant made to the Plan Administrator within sixty (60) days of receipt by the claimant of notice of such denial.  Upon request and free of charge, the Company shall provide the claimant with reasonably access to all pertinent information, documents and records with respect to the claim.  The decision of the Company upon review shall be in writing and shall state the reasons for the decision and the provisions of this Plan on which the decision is based.  Such decision shall be made within sixty (60) days after the Company’s receipt of written request for such review unless a hearing is necessitated to determine the facts and circumstances, in which event a decision shall be rendered as soon as possible, but not later than one hundred and twenty (120) days after receipt of the claimant’s written request for review.  The decision of the Company upon review shall be final and binding on all persons.

(e)  The illegality of any provision of this Plan shall not affect the enforceability of any other provision of this Plan.  The Plan shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflict of law rules.

(f)  All payments made under the Plan to a Participant or his or her beneficiary shall be subject to withholding of such amounts as the Company reasonably may determine are required to be withheld pursuant to any applicable Federal, state, local, or foreign law or regulation.

(g)  The rights of Participants and their beneficiaries to benefits under the Plan shall be solely those of unsecured general creditors of the Company.  The Plan constitutes merely a promise by the Company to make benefit payments in the future.  The Plan is intended to be unfunded for purposes of the Code and Title I of the Employee Retirement Income Security Act of 1974, as amended.  Notwithstanding the foregoing, the Company may contribute to a trust fund under a “rabbi trust” agreement between the Company and a banking organization, if such a trust fund is hereafter established, and payments under the Plan may be made from any such trust fund.  Any asset acquired or held by the Company in connection with the Company’s liabilities under the Plan shall not be deemed to be security for the performance of the Company’s obligations under this Plan.

(h)  The rights and interests of Participants and their beneficiaries to benefit payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participants or their beneficiaries, and any such rights and interests under the Plan shall not be liable for or subject to any obligation or liability of the Participant or beneficiary.

(i)  Notwithstanding any other provision of the Group Plan, this Group Plan is intended to comply with Section 409A of the Code and shall at all times be interpreted in accordance with such intent that amounts that may become payable to Participant shall not be taxable to such Participants until such amounts are paid in accordance with the terms of the Group Plan.  To the extent that any provision of the Group Plan violates Section 409A of the Code and the Final Treasury Regulations promulgated thereunder such that amounts would be taxable to a Participant prior to payment or otherwise subject to penalties under Section 409A of the Code, such provision shall be automatically reformed or stricken to preserve the intent hereof.  Notwithstanding the foregoing, in no event will the Company or any of its Affiliates have any liability for any failure of the Group Plan to satisfy Section 409A of the Code and such parties do not guarantee that the Group Plan complies with Section 409A of the Code.

(j)  Notwithstanding the vesting and payment schedule set forth above, amounts may be paid under the Group Plan prior to the scheduled payment date set forth above, if and to the extent such amounts become subject to FICA taxes under Code Sections 3101, 3121(a) or 3121(v), and/or withholding taxes under Code Section 3401 or the corresponding provisions of any state, local or foreign law as a result of the payment of such FICA taxes; provided, that, such payment shall not exceed the FICA amount and such other amount required to be withheld on account of the payment of such FICA amount.  Further, a payment will be made under the Group Plan at any time the Group Plan fails to meet the requirements of Section 409A of the Code; provided, that, such payment shall not exceed the amount required to be included in income as a result of the failure to comply with Section 409A of the Code.

THE LACLEDE GROUP, INC.

DEFERRED INCOME PLAN FOR DIRECTORS AND SELECTED EXECUTIVES

DESIGNATION OF BENEFICIARY

PRIMARY BENEFICIARY FOR BENEFITS PAYABLE UNDER THE PLAN IN THE EVENT OF MY DEATH:

NAME:

ADDRESS:

RELATIONSHIP:

In the event my primary beneficiary is not alive, or is a trust that has been terminated, at the time of my death, then the benefits payable under the Plan in the event of my death should be paid to:

CONTINGENT BENEFICIARY:

NAME:

ADDRESS:

RELATIONSHIP:

This designation is intended to replace all prior designations made by me under the above Plan.  I reserve the right to change any beneficiary named herein without the consent of such beneficiary by properly completing and delivering a new written Designation of Beneficiary to the Plan Administrator, or Plan Committee, administering the Plan.

Signature

Date